Exhibit 99.2

PANAMSAT HOLDING CORPORATION

SUPPLEMENTAL REGULATION FD DISCLOSURE

DATED MAY 30, 2006

On May 30, 2006, PanAmSat Holding Corporation (the “Company” or “PanAmSat”) commenced an offer to purchase (the “Offer”) and consent solicitation (the “Consent Solicitation”) for any and all of its outstanding 10 3/8% Senior Discount Notes due 2014 (the “Notes”). The principal purpose of the Offer and Consent Solicitation is to acquire all outstanding Notes and to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes (“Indenture”).

The Offer and Consent Solicitation are occurring in connection with the acquisition of the Company by Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), a subsidiary of Intelsat, Ltd., and related transactions.

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement, referred to as the “Merger Agreement,” with the Company and Proton Acquisition Corporation, a wholly-owned subsidiary of Intelsat Bermuda and referred to as “Merger Sub.” Pursuant to the Merger Agreement, Intelsat Bermuda agreed to acquire the Company for total cash consideration of approximately $3.2 billion, with the shareholders of the Company generally being entitled to receive $25.00 per common share (plus a pro rata share of undeclared regular quarterly dividends, if any, for the quarter in which the acquisition is consummated). Merger Sub was newly formed for the purpose of consummating the PanAmSat Acquisition Transactions (as defined below) and currently has no independent operations or assets. As part of this transaction, approximately $3.2 billion in existing debt of the Company and its subsidiaries will either be refinanced or remain outstanding.

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, the following transactions have occurred or are expected to occur:

•                  Intelsat Bermuda has created a new direct wholly-owned subsidiary, Intelsat Intermediate Holding Company, Ltd., referred to as “Intermediate Holdco;”

•                  Intelsat Bermuda will transfer substantially all its assets (other than the capital stock of Merger Sub) and liabilities (including Intelsat Bermuda’s 9 ¼% senior discount notes due 2015, referred to as the “9¼% discount notes”) to Intermediate Holdco; and

•                  Merger Sub will merge with the Company, with the Company continuing as the surviving corporation and being a subsidiary of Intelsat Bermuda. The Merger Transaction is subject to satisfaction of certain conditions, including there being no injunction, there being sufficient funds available to Intelsat Bermuda and the Company in order to complete the Merger Transaction (and pay related fees and expenses) and receipt of applicable approvals from the Federal Communications Commission. Upon completion of this merger, referred to as the “Merger Transaction,” the Company’s equity holders immediately prior to the merger will cease to hold shares or other equity interests in the Company; and

•                  PanAmSat Corporation, a wholly-owned subsidiary of PanAmSat Holdings Corporation, will issue new senior notes for approximately $575 million.

Consummation of the PanAmSat Acquisition Transactions is expected to result in a change of control under the Indenture and under the indenture governing PanAmSat Corporation’s currently outstanding 9% Senior Notes due 2014, giving the holders of these notes the right to require the issuers thereof to repurchase these notes at the prices stated in such indentures. The Company has commitments from certain financial institutions to provide it with necessary funding to make such repurchases, should it be required to do so. These commitments, however, are subject to the satisfaction or waiver of certain customary conditions.

The transactions described above and the related financing transactions are referred to collectively herein as the “PanAmSat Acquisition Transactions.”

The Government Business Merger

Concurrently with or shortly following consummation of the PanAmSat Acquisition Transactions, the Company expects that Intelsat General Corporation, referred to as “IGen,” which is a wholly-owned indirect subsidiary of Intelsat Bermuda, will acquire G2 Satellite Solutions Corporation, a subsidiary of PanAmSat Corporation and the Company’s government services business by means of a merger in which G2 Satellite Solutions Corporation will merge into IGen with IGen continuing as the surviving entity. This transaction is referred to as the “Government Business Merger.”

Other Intercompany Transactions

Concurrently with or shortly following consummation of the PanAmSat Acquisition Transactions, the Company expects that substantially all of the employees of Intelsat Global Service Corporation will be transferred to PanAmSat Corporation pursuant to an employee transfer agreement and that substantially all of the Intelsat entities and substantially all of the PanAmSat entities will enter into a master intercompany services agreement pursuant to which certain PanAmSat entities and Intelsat entities will provide services to each other. These transactions are referred to as the “Other Intercompany Transactions.”

The PanAmSat Acquisition Transactions, the Government Business Merger and the Other Intercompany Transactions are referred to collectively herein as the “Transactions.”

Tender Offer Financing

If the consent of the holders of a majority in aggregate principal amount at maturity (the “Requisite Consents”) are obtained and the Offer is consummated, Intelsat Bermuda will issue an additional principal amount of notes equal to the sum of (x) the aggregate Tender Offer Consideration and Consent Payments (each as defined in the Offer) (assuming all Notes are tendered and accepted), referred to collectively as the “Tender Amount,” in order to fund such purchase and (y) the principal amount of the Senior Notes due 2016 that would have been issued by the Company as part of the financing to complete the PanAmSat Acquisition Transactions. The additional notes to be issued by Intelsat Bermuda if the Offer is consummated are referred to collectively as the “Additional Intelsat Bermuda Notes.” In addition, if the Offer is consummated, Intelsat Bermuda will extend to the Company or Merger Sub an intercompany loan, referred to as the “Intelsat Bermuda Intercompany Loan”, in an amount equal to the gross proceeds of the Additional Intelsat Bermuda Notes issued plus approximately $250.0 million, the proceeds of which will be used by the Company or Merger Sub to fund a portion of the purchase price of the PanAmSat acquisition and to pay the Tender Amount.

Capitalization

The following table sets forth the Company’s capitalization as of March 31, 2006, on a historical basis and on a pro forma as adjusted basis after giving effect to the Transactions, assuming the Offer is not consummated.

	As of March 31, 2006
	Historical	Pro Forma as Adjusted
	(Dollars in millions)
Cash and cash equivalents:	$ 152.2	$ 150.4
Long-term debt, including current portion:
PanAmSat Corporation:
New senior notes	—	575.0
Senior secured credit facilities (1)	1,995.2	1,995.2
Senior Notes due 2012	1.2	1.2
Senior Notes due 2008	150.0	150.0
Senior Debentures due 2028	125.0	125.0
Senior Notes due 2014	656.5	656.5
Total PanAmSat Corporation	2,927.9	3,502.9
PanAmSat:
New Senior Notes (2)	—	725.0
Senior Discount Notes due 2014 (3)	289.5	289.5
Total PanAmSat	289.5	1,014.5
Total debt	3,217.4	4,517.4
Total stockholders’ equity	1,027.2	1,946.2
Total capitalization	$ 4,244.6	$ 6,463.6

(1)               Consists of a five-year $800.0 million Term Loan A Facility, a seven-year $1,660.0 million Term Loan B-1 Facility and a $250.0 million five-year revolving credit facility (with $355.9 million, $1,639.3 million and $0, respectively, outstanding as of March 31, 2006). As of March 31, 2006, we had outstanding letters of credit totaling $49.1 million. Outstanding letters of credit reduce the ability to borrow against the revolving credit facility by an equivalent amount.

(2)               If the Offer is consummated, these notes will not be issued. Instead, the Additional Intelsat Bermuda Notes will be issued.

(3)               If the Offer is consummated, the Company will fund payment of the Tender Amount with a portion of the proceeds of the Intelsat Bermuda Intercompany Loan. Assuming none of these notes are tendered in connection with the Offer, this amount will accrete to approximately $416.0 million aggregate principal amount at November 1, 2014.